EXHIBIT 99.3

Contact: Beth Sanders

Executive Vice President & CFO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD EARNINGS www.1stcent.com

Redlands, California—February 01, 2005— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced fourth quarter operating results. The Company reported earnings for the quarter ending December 31, 2004 of $988,000, compared to earnings of $600,000 for the fourth quarter 2003, representing a 65%, or $388,000 increase. Basic earnings per share were 51 cents for the current quarter compared to 32 cents for the same period last year. Diluted earnings per share were 48 cents for the current quarter compared to 30 cents for the same period last year. Net income for the year ended December 31, 2004 was $3.020 million compared to $2.088 million for all of 2003, an increase of 45%, or $932,000. Basic earnings per share were $1.59 in 2004 compared to $1.17 for 2003, while diluted earnings per share were $1.47 for 2004 compared to $1.10 for 2003.

The Return on Average Equity and Return on Average Assets as of December 31, 2004 were 11.75% and .94%, respectively, compared to 9.83% and .91%, for the same period in 2003, respectively. The increases in Return on Average Equity and Return on Average Assets are attributed to our record earnings, which resulted from an increase in average earning assets.

Total net loans increased $120 million, or 64% from $188 million to $308 million from December 31, 2003 to December 31, 2004. Deposits, at $292 million, represent an increase of $79 million, or 37% from $213 million for the same period. Total assets reached a record high of $357 million at December 31, 2004, up 41%, or $103 million, from $254 million at December 31, 2003.

The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve. The increase in earnings exceeded management’s expectations, and is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources.

Thomas E. Vessey, President and Chief Executive Officer, stated, ““Management is gratified with the asset growth and increased earnings that your Company achieved in 2004. We are committed to build a strong financial services company and will strive to improve performance and enhance shareholder value.”

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence and support. We are delighted to report the highest earnings in the Company’s 14-year history, and look forward to expanding our opportunities in the marketplace of Southern California.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California, its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California, and full-service branches in Escondido and Palm Desert, California. A full service branch will open in Irwindale in February and in Temecula during the 2nd quarter of 2005.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Condition (Unaudited)

	December 31, 2004	December 31, 2003
	(In thousands, except per share data)
Assets:

Cash and due from banks	5,695	9,948
Federal funds sold	—	—

Total cash and cash equivalents	5,695	9,948
Interest-bearing deposits in financial institutions	3,964	4,806
Investment securities, available for sale	20,583	36,026
Federal home loan bank stock, at cost	1,128	380
Loans, net of deferred fees and cost	312,167	190,330
Allowance for loan losses	(4,137)	(2,108)

Net loans	308,030	188,222
Accrued interest receivable	766	710
Premises and equipment, net	3,113	2,468
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,488	6,206
Other assets	2,731	1,437

Total Assets	$356,678	$254,383

Liabilities and Shareholders’ Equity:

Noninterest-bearing deposits	92,620	66,636
Interest-bearing and money market accounts	100,079	60,129
Savings	25,854	20,745
Time deposits $100,000 or greater	40,068	39,190
Other time deposits	33,181	26,073

Total deposits	291,802	212,773

Accrued interest payable	146	224
Federal funds purchased	475	1,850
Borrowings from federal home loan bank	21,000	7,600
Subordinated notes payable to subsidiary trusts	13,151	—
Redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures	—	6,000
Other Liabilities	2,103	1,536

Total Liabilities	328,677	229,983

Shareholders’ Equity:

Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 1,939,611 and 1,877,851 shares at December 31, 2004 and 2003 respectively	21,208	20,456
Retained earnings	6,706	3,692
Accumulated other comprehensive income	87	252

Total Shareholders’ Equity	28,001	24,400

Total Liabilities and Shareholders’ Equity	$356,678	$254,383

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Earnings (Unaudited)

	3 Months Ended December 31,		12 Months Ended December 31,
	2004	2003	2004	2003
Interest income:

Interest and fees on loans	6,573	4,088	22,442	15,174
Deposits in financial institutions	46	55	200	233
Federal funds sold	22	17	66	90
Investments	170	352	975	1,158

Total interest income	6,811	4,512	23,683	16,655

Interest expense:

Interest bearing demand and savings deposits	386	116	1,085	512
Time deposits $100,000 or greater	234	185	788	850
Other time deposits	179	105	634	397
Interest expense on borrowed funds	267	81	828	347

Total interest expense	1,066	487	3,335	2,106

Net interest income	5,745	4,025	20,348	14,549
Provision for loan losses	690	—	2,098	360

Net interest income after provision for loan losses	5,055	4,025	18,250	14,189

Noninterest income:

Customer service fees	315	351	1,221	1,279
Gains and commissions from sale of loans	41	122	295	389
Other income	209	298	1,127	1,363

Total noninterest income	565	771	2,643	3,031

Noninterest expense:

Salaries and employee benefits	2,489	2,502	9,913	8,432
Net occupancy expense	381	346	1,462	1,510
Other operating expense	1,138	1,000	4,705	4,049

Total noninterest expense	4,008	3,848	16,080	13,991

Income before provision for income taxes	1,612	948	4,813	3,229
Provision for income taxes	624	348	1,793	1,141

Net income	$988	$600	3,020	2,088

Earnings per share:

Basic	0.51	0.32	1.59	1.17

Diluted	0.48	0.30	1.47	1.10